Exhibit 99.1

FOR IMMEDIATE RELEASE:

EXPLORATIONS GROUP ANNOUNCES
LETTER OF INTENT TO ACQUIRE
SPECIALTY LIGHTING COMPANY

West Palm Beach, FL – March 9, 2009 --- Explorations Group Inc. (OTCBB: EXGI), announced today that it has signed a non-binding letter of intent to acquire Daniel R. Smith & Associates, Inc. (“DRSA”), a South Florida-based specialty lighting company for a total of $4.2 million to be paid in a combination of cash and debt.  In announcing the Letter of Intent, EXGI President David Coriaty stated "the acquisition of DRSA is the next step in EXGI’s plan to assemble a one stop solution for security, lighting and access control for the commercial, industrial and governmental markets by extending our product line to include DRSA’s marine and industrial lighting solutions.  Combined with our February 2009 acquisition of Hawk Biometric Technologies, we are now in position to offer a wide range of products for these markets.”

The Boards of Directors of EXGI and DRSA have approved the transaction. EXGI expects to be able to promptly consummate the transaction, subject to due diligence, the execution of definitive agreements, and other conditions to closing.  There is no assurance that a definitive agreement providing for the transaction as contemplated by the Letter of Intent will be executed or that the transaction will be consummated.

About EXGI – Explorations Group, Inc. is Florida-based provider of solutions of biometric security, access, lighting and control systems for industrial, commercial and governmental market.  EXGI’s recently acquired Hawk Biometric Technologies subsidiary is a developer of patented biometric systems for the automotive, real estate and maritime industries. Hawk Biometric’s signature PASS™ product integrates fingerprint scanning into a vehicle’s operating system and permits operation by only authorized drivers.  Combined with optional GPS capabilities, PASS™ allows vehicle owners to remotely monitor, track, geo-fence, speed check and disable PASS™ equipped vehicles.

About DRSA – Formed in 1990, Daniel R. Smith & Associates, Inc. is a leading provider of lighting solutions for the marine and industrial markets.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "should," "intends," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:David Coriaty, President
(561) 515-6113

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